                                                                    EXHIBIT 11.1
                                                                    ------------

SYNBIOTICS CORPORATION

COMPUTATION OF EARNINGS (LOSS) PER SHARE
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
                                              THREE MONTHS ENDED            NINE MONTHS ENDED
                                                 SEPTEMBER 30,                SEPTEMBER 30,
                                           -------------------------    --------------------------
                                              1996          1995           1996           1995
                                           -----------   -----------    ----------    ------------
PRIMARY EARNINGS (LOSS) PER SHARE:

Net income (loss) per statement
  of operations                            $  (395,000)  $  (854,000)   $2,773,000    $    880,000
                                           ===========   ===========    ==========    ============
Weighted average number of shares
  outstanding                                6,000,000     5,809,000     6,013,000       5,827,000
                                           ===========   ===========    ==========    ============
Primary earnings (loss) per share          $      (.07)  $      (.15)   $      .46    $        .15
                                           ===========   ===========    ==========    ============

FULLY DILUTED EARNINGS (LOSS) PER
  SHARE:/(1)/

Net income (loss) per statement
  of operations                            $  (395,000)  $  (854,000)   $2,773,000    $    880,000
                                           ===========   ===========    ==========    ============

Reconciliation of weighted average
  number of shares per primary
  computation above, to amount used
  for fully diluted computation:

Weighted average number of shares
outstanding, per primary computation         6,000,000     5,809,000     6,013,000       5,827,000

Add-effect of outstanding options
  (as determined by the application
  of the treasury method)                      153,000        54,000        26,000           7,000
                                           -----------   -----------    ----------    ------------
Weighted average number of shares,
  as adjusted                                6,153,000     5,863,000     6,039,000       5,834,000
                                           ===========   ===========    ==========    ============
Fully diluted earnings (loss)
  per share                                $      (.06)  $      (.15)   $      .46    $        .15
                                           ===========   ===========    ==========    ============

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/(1)/ This computation is submitted, for the three months ended September 30,
      1996 and 1995, in accordance with Regulation S-B Item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

                                      -1-